AMENDMENT TO RIGHTS AGREEMENT

                    Amendment No. 2 (this "Amendment"), dated as of May 9, 1997, to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995 (the "Rights Agreement"), between Dynamics Corporation of America, a New York corporation (the "Company"), and First National Bank of Boston, a national banking association (the "Rights Agent"). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in the Rights Agreement.

                    WHEREAS, the Company deems the following amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of Rights Certificates; and

                    WHEREAS, Section 26 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

                    NOW, THEREFORE, in consideration of the
          foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

               1. Section 1(g) of the Rights Agreement is hereby amended to read in its entirety as follows:

                         "(g) "Distribution Date" shall mean the
                    earlier to occur of (i) the tenth day after the Stock Acquisition Date or (ii) such date as the Board of Directors of the Company shall determine following the first public announcement of the commencement of, or the intent of any Person (other than the Company) to commence, a tender or exchange offer for 25% or more of the outstanding shares of Common Stock."

               2. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.


               IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                        DYNAMICS CORPORATION OF AMERICA

                                        By    /s/ Henry V. Kensing
                                          Name:  Henry V. Kensing
                                          Title: Vice President,
                                                 General Counsel and
                                                 Secretary

                                        FIRST NATIONAL BANK OF BOSTON

                                        By   /s/ Virginia L. Knowlton
                                          Name:  Virginia L. Knowlton
                                          Title: Authorized Signatory